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                                                                     EXHIBIT 8.1

          [Letterhead of Witherspoon, Kelley, Davenport & Kelley, P.S.]



                                  May 22, 1997




Sterling Financial Corporation             Sterling Capital Trust I
111 North Wall Street                      c/o Sterling Financial Corporation
Spokane, Washington 99201                  111 North Wall Street
                                           Spokane, Washington  99201


        RE: OPINION OF COUNSEL RELATED TO THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE AND OWNERSHIP OF CAPITAL SECURITIES ISSUED BY STERLING CAPITAL TRUST I


Ladies and Gentlemen:

         We have acted as counsel to Sterling Financial Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Form S-3 Registration Statement dated May 13, 1997 (the "Registration Statement"). The Registration Statement relates to the offer for sale of 1,600,000 __% Cumulative Capital Securities (the "Capital Securities") of Sterling Capital Trust I ("Sterling Capital"), a statutory business trust formed by the Company under the laws of the State of Delaware and the Junior Subordinated Debentures to be issued by the Company to Sterling Capital in connection with the sale of the Capital Securities.

         This opinion letter relates to the material federal income tax consequences of the purchase and ownership of the Capital Securities by investors. All capitalized terms used in this opinion letter and not otherwise defined herein are used as described in the Registration Statement. The consequences described herein are not applicable to investors who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, Non-US Holders or persons that will hold the Capital Securities as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction. In addition, this opinion does not include any description


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May 22, 1997
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of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to an investor.

         We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below. In our examination of such material, we have relied upon the current and continued accuracy of the factual matters we have considered, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the presentation of the Junior Subordinated Debentures as debt on the financial statements of the Company and the conformity to original documents of all copies of documents submitted to us. In addition, we also have assumed that the transactions related to the issuance of the Junior Subordinated Debentures and the Capital Securities will be consummated in accordance with the terms and forms of the documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of the Company, Sterling Capital and others. Should any of the above facts, circumstances, or assumptions be subsequently determined to be incorrect or inaccurate, our conclusions may vary from those set forth below and such variance could be material.

         This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

         Based on the foregoing, and assuming that Sterling Capital was formed and will be maintained in compliance with the terms of the Trust Agreement, it is our opinion that:

         (1) Sterling Capital will be characterized for United States Federal income tax purposes as a grantor trust and will not be characterized as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of the Capital Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures owned by Sterling Capital, and each US Holder will be required to include all income or gain recognized for United States federal income tax purposes with respect to its allocable share of the Junior Subordinated Debentures on its own income tax return.


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May 22, 1997
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         (2)      The Junior Subordinated Debentures will be characterized for
                  United States federal income tax purposes as debt of the Company.

         (3) The statements in the Registration Statement under the caption "Certain Federal Income Tax Consequences," to the extent such statements constitute a summary of applicable United States federal tax law, accurately describe the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of the Capital Securities.

         This opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. All of the above are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions which could adversely affect our opinions. Consequently, future changes in the law, or administrative or judicial interpretations thereof, may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

         Other than the specific tax opinions set forth in this letter, no other opinion has been rendered with respect to the tax treatment of the proposed issuance and sale of the Junior Subordinated Debentures or the Capital Securities, including, but not limited to, the tax treatment of the proposed transactions under other provisions of the Code and the regulations, the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transactions that are not specifically covered by the above opinions, or the tax treatment of the proposed transactions under state, local, foreign or any other tax laws.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the use of our name in the Registration Statement under the caption "Certain Federal Income Tax Consequences." In giving such consent, we do not concede that this consent is required under Section 7 of the Securities Act of 1933.

                                            Very truly yours,

                                            WITHERSPOON, KELLEY, DAVENPORT
                                            & TOOLE, P.S.

                                            By: /s/ Joseph H. Wessman, III
                                                ---------------------------
                                                    JOSEPH H. WESSMAN, III





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